EXHIBIT 99.1:

WESTELL TECHNOLOGIES ANNOUNCES SENIOR MANAGEMENT CHANGES

AURORA, Ill., March 1 /PRNewswire/ -- Westell Technologies, Inc. (Nasdaq: WSTL - news) announced today that Marc Zionts, its Chief Executive Officer, has left Westell to pursue opportunities at a start up technology organization.

J. Nelson, Westell's current President and Chief Operating Officer, will assume the role of Interim Chief Executive Officer. The Company has retained an executive search firm to help identify and place a permanent Chief Executive Officer as soon as possible

"Westell appreciates Marc Zionts' contributions over the past five years which have seen the Company grow rapidly and develop its DSL businesses, Telco Access Products and Conference Plus, Inc. subsidiary. We wish him success in his future endeavors. Marc will remain involved with Westell as an Advisor to the Board of Directors," said John Seazholtz, Chairman of the Board of Directors, Westell Technologies. Mr. Seazholtz added, "We are extremely pleased that J. Nelson has agreed to assume the position of Interim CEO. J. has been a key participant in achieving Westell's success. This is a time of considerable uncertainty in our industry but the Board is confident that J. is highly qualified to lead Westell while a search is conducted. J. has 10 years experience at Westell and knows Westell's products, and he knows our customers, two critical ingredients for success."

Westell Technologies, Inc, headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and Conference Plus, Inc. Westell, Inc. manufactures and licenses DSL systems and value added CPE, and manufactures telecommunications access products. Additional information can be obtained by visiting Westell's Web site at www.westell.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks (including the future commercial acceptance of Westell's DSL systems by telephone companies and other customers), the impact of competitive products and technologies (such as cable modems and fiber optic cable), competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies, such as DSL systems), the impact of Westell's merger with Teltrend, the effect of Westell's accounting policies, the effect of economic conditions and trade, legal, social, and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2000 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.